Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

This Transition and Separation Agreement and Release and Waiver of Claims (the “Agreement”) is made and entered into by and between James R. Stewart (hereinafter referred to as “Employee” or “you”) and Midland States Bank (hereinafter referred to as “Employer”) (each a “Party” and collectively the “Parties”), as of the Effective Date set forth in Section 22(d) below.

RECITALS

WHEREAS, Employee has been employed by the Employer as its Chief Risk Officer pursuant to that certain Amended and Restated Employment Agreement between the Parties dated November 5, 2020 (the “Employment Agreement”);

WHEREAS, Employee has provided written notice of his intention to retire from his employment which would constitute a resignation other than for Good Reason (as defined in the Employment Agreement);

WHEREAS, the Parties desire an amicable separation, and desire to ensure a smooth and uninterrupted transition for each Party; and

WHEREAS, to effect such desire, the Parties wish to enter into this Agreement setting out the terms of the Employee’s continued employment until the Termination Date (as defined below), and providing for the provision of certain payments and benefits to the Employee in consideration for Employee’s execution of this Agreement, including the releases and waivers contained herein;

NOW, THEREFORE, in consideration of the recitals and the mutual covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

Section 1.        Termination of Employment. Employee’s employment with Employer will be terminated effective as of July 31, 2023, unless earlier terminated in accordance with Section 2(a) below (such date of termination the “Termination Date”). Employee acknowledges and agrees that Employee is terminating his employment with the Employer voluntarily and other than for Good Reason (as defined in the Employment Agreement).

Section 2.          Transition Period.

(a)        Termination of Employment Pursuant to the Employment Agreement; Minimum Payments. Effective on April 28, 2023, Employee voluntarily retires from his employment with the Employer pursuant to the Employment Agreement shall terminate and Employer shall pay to the Employee the Minimum Payments (as defined in the Employment Agreement) in accordance with Section 6(a) of the Employment Agreement on the Employer’s first regular payroll date following April 28, 2023.

(b)         Transition Period. Commencing on April 29, 2023 and continuing until the Termination Date (the “Transition Period”), Employee shall be employed by the Employer on a part-time, on-call basis in accordance with the following:

a.	Employee’s Obligations During the Transition Period. Employee will remain employed by the Employer and shall continue to owe a duty of loyalty and fiduciary duty to the Employer during the Transition Period. During the Transition Period, the Employee shall be available to provide such reasonable services as the Employer may request on an on-call and as-needed basis for up to fifteen (15) hours per week to provide transition support to the Employer’s new Chief Risk Officer. During the Transition Period, the Employee shall be employed on an at-will basis, and either Party may terminate Employee’s employment during the Transition Period at any time and for any reason, or for no reason at all.

b.	Compensation and Benefits During the Transition Period. During the Transition Period, the Employer shall pay the employee a base salary in the amount of $2,495.25 per week, payable in accordance with the Employer’s regular payroll practices, and subject to any taxes, deductions, or withholdings as may be required under any applicable law or by contract (the “Transition Salary”). During the Transition Period, the Employee shall be eligible to participate in any of the Employer’s benefits plans to the extent that any such plans are made available to other similarly-situated part-time employees.

(c)        Effect on the Employment Agreement. Notwithstanding the termination of Employee’s employment pursuant to the Employment Agreement on April 28, 2023, following such date, the provisions of Section 8 of the Employment Agreement shall continue in full force and effect according to its terms pursuant to Section 12 of the Employment Agreement, provided however that the Restricted Area (as defined in the Employment Agreement) shall not include any location outside of Illinois.

Section 3.         Accrued Compensation. Following the Termination Date, the Employer shall pay to the Employee all wages, benefits, and other compensation owed in accordance with applicable law attributable to Employee’s employment by the Employer through Termination Date (the “Accrued Compensation”) in accordance with the Employer’s ordinary payroll practices and applicable law, and subject to any taxes, deductions, or withholdings as may be required under any applicable law or by contract.

Section 4.         Bonus Payment. In consideration for Employee’s execution and non-revocation of this Agreement, including the waiver and releases contained herein, on or about May 12, 2023, the Employer shall pay to the Employee a lump-sum payment in the amount of one-hundred and twenty-one thousand dollars ($121,00.00) (the “Bonus Payment”). Employee expressly agrees, understands, and acknowledges that the Bonus Payment constitutes a substantial benefit to the Employee in excess of anything to which Employee is otherwise entitled. Employee acknowledges that the Bonus Payment, along with the other promises set forth in this Agreement, is being provided by the Employer as consideration for Employee entering into this Agreement, including the release of claims and waiver of rights provided for in Sections 7 and 8. Employee further agrees and acknowledges that Employer and its counsel have not made any representations to Employee regarding the tax consequences of any payments or amounts received by Employee pursuant to this Agreement.

Section 5.          No Other Payments. Employee acknowledges that, upon payment of the Accrued Compensation, Employer will have properly paid Employee for all earned but unpaid compensation, benefits, and any other monies due and owed to Employee for work performed on or before the Termination Date. No additional paid time off, or other benefits, have or will have accrued following the Employee’s Termination Date. Employee further agrees and acknowledges that, other than as provided for in this Agreement, Employee has been properly paid for all hours worked for Employer, and that all salary, wages, vacation pay, commissions, bonuses, and other compensation due to Employee have been paid or will be paid pursuant to this Agreement. Following the Employer’s payment of the Accrued Compensation and the Bonus Payment, the Employee shall have no right to, and the Employer shall have no obligation to provide, any additional payments or other compensation.

Section 6.          All Payments Subject to Applicable Taxes and Deductions. All payments made by the Employer to the Employee pursuant to this Agreement shall be subject to all applicable taxes or other deductions which may be required pursuant to any applicable law or contract.

Section 7.          Release of Claims and Waiver of Rights. In return for the Employee’s continued employment during the Transition Period to Section 3 above and, and Employee’s receipt of the payments and benefits provided for herein, including the Bonus Payment, Employee, for Employee and Employee’s heirs, executors, spouse and administrators, hereby releases and forever discharges Employer, and each of its parents, affiliates, subsidiaries, members, predecessors and all other related business entities, their past and present owners, officers, directors, agents, shareholders, attorneys, partners and employees (collectively the “Released Parties”) from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, expenses, damages, losses, suits, debts, demands, liens, injuries, attorneys’ fees, and other legal responsibilities of whatever character, in law or in equity, known or unknown, suspected or unsuspected, of any kind or nature whatsoever, now existing or arising in the future, based on any act, omission, event, occurrence, or nonoccurrence at any time up to the date of execution of this Agreement, of any type arising out of Employee’s employment with Employer or the decision to terminate Employee’s employment with the Employer, that Employee had or now has including, without limitation, claims arising under the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq. (as amended) (“Title VII”); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. L. No. 102-166; the Occupational Safety and Health Act; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Equal Pay Act; the Employee Retirement Income Security Act (“ERISA”); Federal Executive Order 11246; the Americans With Disabilities Act (“ADA”); the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefits Protection Act (“OWBPA”); the Illinois Human Rights Act (IHRA), the Right to Privacy in the Workplace Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the United States and Illinois Constitutions, each as amended and together with each of their implementing regulations; and/or any other federal, state or local statute, law, ordinance, regulation or order, and/or the common law.

(a)               Employee and Employer agree that the claims Employee hereby releases include, but are not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay, including salary, bonuses, commissions, or vacation pay; claims for reimbursement of expenses; claims for paid sick leave; claims for wrongful termination, retaliatory discharge or public policy violations of whatever kind or nature, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, sexual orientation, national origin, ancestry, physical or mental disability, medical condition, marital status; claims under any and all provisions of the United States and Illinois Constitutions; and claims based on any federal, state, municipal, or other governmental statute, regulation or ordinance.

(b)               Employee agrees to release and waive the right to file or participate as a class member in any claims or lawsuits against, and agrees not to file any lawsuit, or take legal action against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, partners, or employees relating to claims released by this Agreement or Employee’s employment with Employer. Employee agrees not to accept any monetary compensation as a result of filing any claim or charge against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, partners, or employees, and to not accept any monetary compensation as a result of any third party filing any such claim or charge against Employer, its parent, subsidiaries, members, predecessors, affiliates and/or other related business entities, their past and present owners, officers, directors, shareholders, agents, attorneys, partners, or employees.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THIS RELEASE AGREEMENT IS INTENDED TO SERVE AS A COMPLETE RELEASE OF ALL CLAIMS WHICH EMPLOYEE MAY HAVE AGAINST THE RELEASED PARTIES EXCEPT TO THE LIMITED EXTENT SET FORTH IN SECTION 9. EMPLOYEE’S RELEASE SPECIFICALLY INCLUDES HIS RELEASE OF ADEA CLAIMS.

Section 8.          Specific Release of ADEA Claims. Employee acknowledges and agrees that the release set forth in Section 7 above includes a release of any and all claims, whether known or unknown, from the beginning of time through the date of Employee’s execution of this Agreement, which Employee may have against any of the Released Parties arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, Employee hereby acknowledges and confirms that:

(a)               Employee has read this Agreement in its entirety and understands all of its terms;

(b)               Employee has been, and hereby is, advised in writing to consult with an attorney, and has consulted with such counsel, who helped negotiate this Agreement, to the extent Employee has deemed necessary before signing this Agreement;

(c)               Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(d)               Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

(e)               Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(f)                Employee understands that Employee has seven (7) days from the date of signing this Agreement to revoke Employee’s acceptance of the Agreement, and may do so by delivering notice to the Employer in writing and directed to Employer’s Chief Human Resources Officer. If sent by mail, any revocation must be postmarked within the 7-day period and sent by certified mail, return receipt requested. Employee understands and acknowledges that should Employee choose to revoke his acceptance of this Agreement, the Agreement as a whole will fail to become effective and Employee will not receive or be entitled to the Severance Payment; and

(g)               Employee understands that Employee’s release of rights and claims arising under the ADEA does not apply to any rights and claims that may arise after the date on which Employee signs this Agreement.

Section 9.          Limitations on Release. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, nothing in this Agreement is intended to or shall be interpreted to in any way waive, release, or discharge Employee’s (i) right to file an administrative charge or complaint with or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; (ii) right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; and (iii) any claims which cannot be waived by law; and (iv) rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

Section 10.      No Outstanding or Known Future Claims / Causes of Action. Employee affirms that Employee has not filed with any governmental agency or court any type of action or report against Employer or any of the Released Parties, and currently knows of no existing act or omission that may constitute a claim or liability excluded from the releases set forth in this Agreement.

Section 11.      No Admission of Liability. Nothing in this Agreement shall be construed as an admission by Employer of any wrongdoing or noncompliance with any contract or agreement, nor with any federal, state, or local law, rule, ordinance, constitution, or statute, public policy, wage and hour law, wage payment law, tort law, common law, nor of any other form of unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. Employer specifically disclaims and denies any wrongdoing or liability to Employee.

Section 12.      Confidentiality. Employee and Employer agree to keep the existence and the terms of this Agreement confidential; provided, however, that Employee will not be prohibited from making disclosures to Employee’s spouse or domestic partner, parents, siblings, attorney, and tax and financial advisors, who shall be instructed to keep the existence and terms of the Agreement confidential, and as may be required by law. Employee acknowledges that (a) he prefers this confidentiality covenant and that it is materially beneficial to him and the Employer; (b) Employee received bargained for consideration, including per Paragraph 3, for his agreement to this confidentiality covenant; and (c) nothing in this Agreement or its confidentiality covenant bars Employee from making truthful statements or disclosures regarding (i) unlawful employment practices; (ii) discussing the terms and conditions of Employee’s employment with other employees of the Employer or union representatives, or exercising Employee’s protected rights under Section 7 of the National Labor Relations Act (“NLRA”) to the extent that such rights cannot be waived by agreement; or (iii) providing information to any federal, state, or local governmental agency or judicial body, participating in any investigation or inquiry conducted by any federal, state, or local governmental agency or judicial body, or testifying in any proceedings conducted or held before any federal, state, or local governmental agency or judicial body.

Section 13.      Return of Company Materials and Equipment. Within three (3) days following the Termination Date, Employee shall return to the Employer all documents, information, materials, property, and equipment belonging to the Employer that are in Employee’s possession including but not limited to any documents bearing Confidential Information and any identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer-owned documents, information, materials, or property. Employee acknowledges and agrees that, notwithstanding the foregoing, the Employer has the right to demand the return of all such documents, information, materials, or property at any time, including prior to Employee’s execution of this Agreement.

Section 14.      Non-Waiver. Waiver of a breach of this Agreement by any Party shall not be construed or operate as a waiver of any subsequent breach of the same or of any other provision of this Agreement.

Section 15.      Choice of Law; Forum; Attorneys’ Fees. This Agreement is executed pursuant to and is governed by the substantive law of Illinois without regard to choice-of-law principles. Any action, dispute or litigation arising out of or relating to this Agreement shall be filed only in the federal or state courts in Chicago, Illinois. The prevailing party in any such action shall be entitled to his or its attorneys’ fees.

Section 16.      Entire Agreement. This Agreement sets forth the entire agreement between the parties and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with Employer and the termination of that employment.

Section 17.      Successors and Assigns. The Parties agree that this Agreement shall be binding upon them and inure to the benefit of Employee and Employer and their respective representatives, heirs, successors, and assigns. The Parties agree that in the event that any claim, suit, or action shall be commenced by Employee, Employee’s heirs, executors, spouse, or administrators relating to Employee’s employment with Employer or the termination thereof, this Agreement shall constitute a complete defense to any such claims, suits, or actions so instituted.

Section 18.      Captions. Captions and headings of the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section.

Section 19.      Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Section 20.      Severability. The parties also understand and agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court, arbitrator, or administrative agency of competent jurisdiction, or, in the event that any provision of the Agreement cannot be modified or restricted so as to be valid and enforceable, then that provision shall be deemed excised from the Agreement and the remaining provisions of the Agreement shall remain in effect and be construed and enforced as if such provision had originally been incorporated therein as so restricted or modified, or as if such provision had not originally been contained therein, as the case may be.

Section 21.      Section 409A. Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Section 22.      Knowing and Voluntary Acknowledgement / Effective Date. Employee specifically agrees and acknowledges that:

(a)           Employee has read this Agreement in its entirety and understands all of its terms;

(b)           By this Agreement, Employee has been advised to consult with an attorney before executing this Agreement, and has consulted with such counsel, who helped to negotiate this agreement, to the extent Employee deemed necessary;

(c)           Employee knowingly, freely, and voluntarily assents to all of the terms and conditions of this Agreement;

(d)           This Agreement shall become effective on the eighth day following Employee’s execution of the Agreement (the “Effective Date”), provided that Employee has not revoked his acceptance of this Agreement during the seven-day revocation period in accordance with Section 8(f); and

(e)           Employee is executing this Agreement in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled.

READ CAREFULLY.

THIS DOCUMENT CONTAINS A GENERAL RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS

[Signature page immediately follows]

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the date last set forth below.

Midland States Bank

By:	/s/ Jeffrey G. Ludwig	/s/ James R. Stewart
	Jeffrey G. Ludwig	James R. Stewart
Title:	President & CEO

Date:	April 27, 2023	Date:	April 27, 2023

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